Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter 2022 Results, Including Record Earnings per Diluted Share of $2.72

SCOTTSDALE, Ariz., Oct. 26, 2022—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the third quarter ended September 30, 2022. Reported net income of $310 million, or $2.72 per diluted share, was up 84 percent and 103 percent, respectively, from the third quarter of 2021.

Third quarter highlights included the following, as compared to the prior-year quarter:

•	Home closings revenue increased 12 percent to $2.0 billion.

•	Home closings gross margin improved 630 basis points to 27.5 percent.

•	SG&A as a percentage of home closings revenue improved 210 basis points to 7.4 percent.

•	Homebuilding lot supply increased three percent to approximately 80,000 owned and controlled homesites.

•	Controlled lots as a percentage of total lot supply increased approximately 600 basis points to 42 percent.

•	Repurchased 4.2 million shares outstanding for $105 million.

•	Return on equity improved 1,300 basis points to 25.8 percent.

“Our team once again generated record quarterly profitability metrics, including new highs for home closings gross margin, earnings per share and return on equity, despite the continued affordability and supply chain challenges facing our industry and the significant impact from Hurricane Ian on our Florida and Carolinas markets. While these headwinds, particularly the production-related delays from the storm, impacted our volume of home closings and sales, we still generated a record home closings gross margin of 27.5% and an all-time low SG&A ratio of 7.4%. These results drove a 103 percent increase in our earnings per diluted share and a doubling of our return on equity to 26 percent,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“The significant improvement in our earnings reflect the enhanced profitability and overall business effectiveness that we have achieved through our focus on operational excellence, scale synergies and disciplined land investment. These internal initiatives and our successful M&A integrations have positioned our company to be resilient as we navigate the current economic uncertainty and recalibration of housing market conditions to the sharply higher interest rate environment.”

Recognizing changing consumer demands, Palmer also shared that the Company recently unveiled an enhanced end-to-end digital reservation system for to-be-built homes, an evolution of the technology that was first introduced in March 2021. The first-to-market technology gives Taylor Morrison home shoppers the ability to build a new home entirely online—and see it come to life through an interactive visualizer—by selecting their floor plan, lot, the home’s exterior design, structural options, interior finishes, and then reserve the configuration online with a small deposit, all with the transparency of pricing along the way. In the third quarter, total spec and to-be-built online reservations had a conversion rate of approximately 40 percent, accounting for 13 percent of company sales.

“As the market evolves, we will continue to prioritize the health of our balance sheet and position ourselves to be opportunistic by balancing pace and price, managing inventory levels and preserving our capital. Our homebuilding and mortgage teams are focused on working closely with our customers to provide compelling incentives to address each buyers’ unique circumstances, as well as adjusting pricing as needed on an asset-by-asset basis, appreciating each community’s inventory, duration, competitive dynamics and targeted consumer group. While we remain positive on the long-term opportunity for housing, we expect the market to remain highly sensitive to interest rates and are therefore emphasizing a disciplined and prudent approach across our business,” continued Palmer.

Lou Steffens, Executive Vice President and Chief Financial Officer, said “our capital position is strong with approximately $1.4 billion of liquidity, and we are focused on further strengthening our balance sheet and driving strong cash flow generation. Accordingly, we increased our total revolving credit facility capacity to $1.1 billion and are taking steps to reduce gross debt outstanding through the early redemption of $350 million of senior notes on October 31st.”

“We also significantly slowed our investment in new land acquisitions and moderated our starts pace. At the same time, given the compelling opportunity we continue to see in our equity, we continued to invest in share repurchases, which totaled $105 million during the quarter. Based on our healthy cashflow outlook, we remain on track to reduce our net debt-to-capitalization ratio to the mid-20 percent range by year end. However, due to the significant level of uncertainty in the current housing market, ongoing material and labor supply issues as well as the added complexity and production delays stemming from Hurricane Ian, we are not providing fourth quarter operational guidance,” said Steffens.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•

Home closings revenue increased 12 percent to $2.0 billion, driven by a 22 percent increase in average closing price to $650,000, which more than offset an eight percent decline in home closings to 3,050.

•	Home closings gross margin improved 630 basis points to 27.5 percent, a Company high. The improvement was driven by robust pricing power, improved operating efficiencies and acquisition synergies.

•	SG&A as a percentage of home closings revenue declined 210 basis points to 7.4 percent, an all-time low, driven by revenue growth, cost discipline and sales efficiencies.

•

Net sales orders of 2,069 were down 39 percent due primarily to a decline in the monthly absorption pace to 2.1 net sales orders per community as sharply higher mortgage interest rates and economic uncertainty have dampened homebuyer confidence. The preparation and recovery surrounding Hurricane Ian also impacted sales activity.

•

Cancellations increased to 4.3% of beginning backlog from 3.3% in the prior quarter and 2.4% a year ago, although this remains below the long-term average of 7.1% since 2014. As a percentage of gross orders, cancellations increased to 15.6% from 10.8% in the prior quarter and 6.7% a year ago.

•

Average net sales order price decreased three percent to $619,000, driven primarily by a mix impact from a decline in the penetration of resort lifestyle transactions compared to a year ago as well as pricing adjustments to reflect the softer demand environment.

•	Ending backlog was 7,941 sold homes, down 23 percent, with a sales value of $5.4 billion, down 12 percent.

Land Portfolio

•

Investment in homebuilding land acquisition and development totaled $377 million, down 21 percent from $478 million a year ago. Development-related spend accounted for 73 percent of the total versus 32 percent a year ago as the Company has significantly reduced spend for new lots and is working to monetize its well-vintaged land portfolio.

•	Homebuilding lot supply was approximately 80,000 owned and controlled homesites, up three percent.

•	Controlled homebuilding lots as a percentage of total lot supply was 42 percent, up from 36 percent.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 3.5 years of owned supply and 6.1 years of total supply.

Financial Services

•	The mortgage capture rate equaled 68 percent.

•	Borrowers had an average credit score of 752 and debt-to-income ratio of 39 percent.

Balance Sheet

•

At quarter end, total available liquidity was approximately $1.4 billion, including $329 million of unrestricted cash and $1.1 billion of capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•	Net homebuilding debt-to-capital equaled 34.0 percent, down from 41.1 percent a year ago.

•

The Company repurchased 4.2 million of its outstanding shares, or approximately four percent of prior diluted shares outstanding, for $105 million at an average share price of $24.92. At quarter end, the Company had $320 million remaining on its $500 million share repurchase authorization.

Business Outlook

Full Year 2022

•	Effective tax rate is now expected to be approximately 24.5 percent

•	Diluted share count is now expected to be approximately 116 million

•	Homebuilding land and development spend is now expected to be approximately $1.8 billion

Quarterly Financial Comparison

($ in thousands)	Q3 2022	Q3 2021	Q3 2022 vs. Q3 2021
Total Revenue	$2,034,644	$1,858,751	9.5%
Home Closings Revenue	$1,983,775	$1,772,495	11.9%
Home Closings Gross Margin	$545,611	$375,176	45.4%
	27.5%	21.2%	630 bps increase
SG&A	$147,049	$167,610	(12.3)%
% of Home Closings Revenue	7.4%	9.5%	210 bps leverage

Earnings Conference Call Webcast

A public webcast to discuss the Company’s third quarter 2022 earnings will be held later today at 8:30 a.m. EST. A live audio webcast of the conference call will be available on Taylor Morrison’s website at investors.taylormorrison.com under the Events & Presentations tab. For call participants, the dial-in number is (844) 200-6205 and conference ID is 205344. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade and Darling Homes Collection by Taylor Morrison. From 2016-2022, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the scale and scope of the ongoing COVID-19 pandemic; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Home closings revenue, net	$1,983,775	$1,772,495	$5,511,204	$4,780,304
Land closings revenue	14,225	42,228	66,651	79,174
Financial services revenue	27,749	38,046	98,419	119,503
Amenity and other revenue	8,895	5,982	56,517	16,862

Total revenue	2,034,644	1,858,751	5,732,791	4,995,843
Cost of home closings	1,438,164	1,397,319	4,084,748	3,838,602
Cost of land closings	11,571	36,439	50,139	68,604
Financial services expenses	20,395	26,202	66,092	76,136
Amenity and other expense	6,574	6,341	39,264	16,907

Total cost of revenue	1,476,704	1,466,301	4,240,243	4,000,249
Gross margin	557,940	392,450	1,492,548	995,594
Sales, commissions and other marketing costs	94,692	97,185	279,950	280,697
General and administrative expenses	52,357	70,425	189,905	201,975
Net loss/(income) from unconsolidated entities	1,180	(1,482)	2,986	(9,269)
Interest expense, net	4,382	710	13,823	594
Other expense/(income), net	5,751	47	(4,720)	1,067
Gain on extinguishment of debt, net	(71)	—	(13,542)	—

Income before income taxes	399,649	225,565	1,024,146	520,530
Income tax provision	90,418	53,098	243,300	120,865

Net income before allocation to non-controlling interests	309,231	172,467	780,846	399,665
Net loss/(income) attributable to non-controlling interests - joint ventures	548	(4,333)	(3,377)	(9,363)

Net income available to Taylor Morrison Home Corporation	$309,779	$168,134	$777,469	$390,302

Earnings per common share
Basic	$2.75	$1.35	$6.63	$3.07
Diluted	$2.72	$1.34	$6.56	$3.02
Weighted average number of shares of common stock:
Basic	112,701	124,378	117,242	127,217
Diluted	113,780	125,770	118,438	129,043

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$329,244	$832,821
Restricted cash	578	3,519

Total cash, cash equivalents, and restricted cash	329,822	836,340
Owned inventory	5,904,344	5,444,207
Consolidated real estate not owned	54,733	55,314

Total real estate inventory	5,959,077	5,499,521
Land deposits	290,340	229,535
Mortgage loans held for sale	161,264	467,534
Derivative assets	23,832	2,110
Lease right of use assets	82,226	85,863
Prepaid expenses and other assets, net	188,671	314,986
Other receivables, net	214,282	150,864
Investments in unconsolidated entities	306,081	171,406
Deferred tax assets, net	151,240	151,240
Property and equipment, net	223,594	155,181
Goodwill	663,197	663,197

Total assets	$8,593,626	$8,727,777

Liabilities
Accounts payable	$264,190	$253,348
Accrued expenses and other liabilities	456,632	525,209
Lease liabilities	91,554	96,172
Income taxes payable	27,757	—
Customer deposits	527,412	485,705
Estimated development liabilities	37,958	38,923
Senior notes, net	2,173,798	2,452,322
Loans payable and other borrowings	409,791	404,386
Revolving credit facility borrowings	—	31,529
Mortgage warehouse borrowings	146,335	413,887
Liabilities attributable to consolidated real estate not owned	54,733	55,314

Total liabilities	$4,190,160	$4,756,795
Stockholders’ Equity
Total stockholders’ equity	4,403,466	3,970,982

Total liabilities and stockholders’ equity	$8,593,626	$8,727,777

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	1,118	1,167	(4.2)%	$638,270	$554,995	15.0%	$571	$476	20.0%
Central	835	764	9.3	522,247	398,762	31.0	625	522	19.7
West	1,097	1,396	(21.4)	823,258	818,738	0.6	750	586	28.0

Total	3,050	3,327	(8.3)%	$1,983,775	$1,772,495	11.9%	$650	$533	22.0%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	3,152	3,464	(9.0)%	$1,757,444	$1,564,206	12.4%	$558	$452	23.5%
Central	2,277	2,246	1.4	1,347,828	1,101,681	22.3	592	491	20.6
West	3,421	3,706	(7.7)	2,405,932	2,114,417	13.8	703	571	23.1

Total	8,850	9,416	(6.0)%	$5,511,204	$4,780,304	15.3%	$623	$508	22.6%

Net Sales Orders:

	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	1,041	1,279	(18.6)%	$640,093	$742,449	(13.8)%	$615	$580	6.0%
Central	450	921	(51.1)	267,681	577,477	(53.6)	595	627	(5.1)
West	578	1,172	(50.7)	372,223	840,963	(55.7)	644	718	(10.3)

Total	2,069	3,372	(38.6)%	$1,279,997	$2,160,889	(40.8)%	$619	$641	(3.4)%

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	3,189	4,358	(26.8)%	$1,976,798	$2,334,431	(15.3)%	$620	$536	15.7%
Central	1,979	2,843	(30.4)	1,294,106	1,661,934	(22.1)	654	585	11.8
West	2,509	4,085	(38.6)	1,878,886	2,680,460	(29.9)	749	656	14.2

Total	7,677	11,286	(32.0)%	$5,149,790	$6,676,825	(22.9)%	$671	$592	13.3%

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	3,256	3,729	(12.7)%	$2,121,673	$2,090,661	1.5%	$652	$561	16.2%
Central	2,489	2,995	(16.9)	1,694,111	1,760,401	(3.8)	681	588	15.8
West	2,196	3,549	(38.1)	1,579,937	2,272,904	(30.5)	719	640	12.3

Total	7,941	10,273	(22.7)%	$5,395,721	$6,123,966	(11.9)%	$679	$596	13.9%

Ending Active Selling Communities:

	As of
	September 30, 2022	June 30, 2022	Change
East	118	117	0.9%
Central	105	104	1.0
West	103	102	1.0

Total	326	323	0.9%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) EBITDA and adjusted EBITDA and (iv) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding the impact of gains on land transfers and extinguishment of debt, net, and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, gains on land transfers and extinguishment of debt, net. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended September 30,
($ in thousands, except per share data)	2022	2021
Net income available to TMHC	$309,779	$168,134
Gain on land transfers	(808)	—
Gain on extinguishment of debt, net	(71)	—
Tax impact due to above non-GAAP reconciling items	205	—

Adjusted net income	$309,105	$168,134

Basic weighted average number of shares	112,701	124,378
Adjusted earnings per common share - Basic	$2.74	$1.35

Diluted weighted average number of shares	113,780	125,770
Adjusted earnings per common share - Diluted	$2.72	$1.34

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended September 30,
($ in thousands)	2022	2021
Income before income taxes	$399,649	$225,565
Gain on land transfers	(808)	—
Gain on extinguishment of debt, net	(71)	—

Adjusted income before income taxes	$398,770	$225,565

Total revenue	$2,034,644	$1,858,751

Income before income taxes margin	19.6%	12.1%
Adjusted income before income taxes margin	19.6%	12.1%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
($ in thousands)	2022	2021
Net income before allocation to non-controlling interests	$309,231	$172,467
Interest expense, net	4,382	710
Amortization of capitalized interest	33,774	37,951
Income tax provision	90,418	53,098
Depreciation and amortization	1,484	2,164

EBITDA	$439,289	$266,390
Non-cash compensation expense	5,333	4,793
Gain on land transfers	(808)	—
Gain on extinguishment of debt, net	(71)	—

Adjusted EBITDA	$443,743	$271,183

Total revenue	$2,034,644	$1,858,751
Net income before allocation to non-controlling interests as a percentage of total revenue	15.2%	9.3%
EBITDA as a percentage of total revenue	21.6%	14.3%
Adjusted EBITDA as a percentage of total revenue	21.8%	14.6%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

($ in thousands)	As of September 30, 2022	As of June 30, 2022	As of September 30, 2021
Total debt	$2,729,924	$2,950,744	$3,221,569
Plus: unamortized debt issuance cost/(premium), net	11,242	11,891	(2,333)
Less: mortgage warehouse borrowings	(146,335)	(179,555)	(235,685)

Total homebuilding debt	$2,594,831	$2,783,080	$2,983,551
Less: cash and cash equivalents	(329,244)	(378,340)	(373,407)

Net homebuilding debt	$2,265,587	$2,404,740	$2,610,144
Total equity	4,403,466	4,193,895	3,745,896

Total capitalization	$6,669,053	$6,598,635	$6,356,040

Net homebuilding debt to capitalization ratio	34.0%	36.4%	41.1%